Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm in the first paragraph under the caption “Selected Historical Consolidated Financial Data” and the second, third, fourth, fifth and sixth paragraphs under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Associated Materials, LLC and AMH New Finance, Inc. for the registration of $730,000,000 9.125% Senior Secured Notes due 2017 and the related guarantees, and to the use of our report dated March 31, 2009, with respect to the consolidated financial statements of Associated Materials, LLC included in its Annual Report (Form 10-K) for the year ended January 3, 2009, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Akron, Ohio
April 26, 2011